Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-157129 on Form S-8 of our reports dated December 27, 2013 relating to the consolidated financial statements of China Distance Education Holdings Limited, its subsidiaries, its variable interest entity and the subsidiaries of its variable interest entity (collectively, the “Group”) and the financial statement schedule of China Distance Education Holdings Limited and the effectiveness of the Group’s internal control over financial reporting, appearing in this Annual Report on Form 20-F of China Distance Education Holdings Limited for the year ended September 30, 2013.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP,
Beijing, the People’s Republic of China

December 27, 2013